Company Contacts:
Stephen M. Wagman	Hunter Blankenbaker
Chief Financial Officer	VPof Investor and Corporate Communications
Telephone: 800-542-4008	Telephone: 954-965-6606
Email: investor@tousa.com	Email: hblankenbaker@tousa.com

TOUSA Reports Certain Operating Results
for the Second Quarter of 2007

HOLLYWOOD, Fla., July 12, 2007 — TOUSA, Inc. (NYSE: TOA) today released certain operational data for the three months ended June 30, 2007 in anticipation of the Company’s previously announced proposed financing syndication led by Citigroup Global Markets Inc., together with certain of its affiliates. The Company has posted the public version of the financing syndication presentation to its website at www.tousa.com.

The Company reported 1,572 net sales orders for the quarter ended June 30, 2007, a 15% decrease from the 1,846 net sales orders reported in the quarter ended June 30, 2006. The Company’s cancellation rate for the second quarter of 2007 was 33%, compared to 30% for second quarter of 2006 and 29% for the first quarter of 2007.

The Company delivered 1,725 homes in the second quarter 2007, a 15% decrease from the 2,034 deliveries reported in the second quarter of 2006. The average sales price of homes delivered, which is net of incentives, increased 1% to $320,000 in the second quarter of 2007 from $315,000 in the second quarter of 2006. Incentives for the second quarter of 2007 were $37,700 per delivery, compared to $16,700 in the second quarter of 2006 and $36,400 in the first quarter of 2007.

At June 30, 2007, the Company had 3,827 homes in backlog, a 29% decrease from the 5,367 homes in backlog at June 30, 2006 and a 6% decrease from the 4,061 homes in backlog at March 31, 2007.

As of June 30, 2007, the Company had approximately $50.0 million outstanding under its revolving credit facility.

The Company plans to release earnings for the second quarter of 2007 on Wednesday, August 8, after the close of trading on the New York Stock Exchange followed by a conference call on Thursday, August 9, at 11:00 a.m. Eastern Time.

TOUSA, Inc. is a leading homebuilder in the United States, operating in various metropolitan markets in 10 states located in four major geographic regions: Florida, the Mid-Atlantic, Texas, and the West. TOUSA designs, builds, and markets high-quality detached single-family residences, town homes, and condominiums to a diverse group of homebuyers, such as “first-time” homebuyers, “move-up” homebuyers, homebuyers who are relocating to a new city or state, buyers of second or vacation homes, active-adult homebuyers, and homebuyers with grown children who want a smaller home (“empty-nesters”). It also provides financial services to its homebuyers and to others through its subsidiaries, Preferred Home Mortgage Company and Universal Land Title, Inc. For more information on TOUSA, please visit our website at www.tousa.com.

This press release contains forward-looking statements. The Company wishes to caution readers that certain important factors may have affected and could in the future affect the Company’s actual results and could cause the Company’s actual results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. This press release is qualified in its entirety by cautionary statements and risk factor disclosure contained in the Company’s Securities and Exchange Commission filings, including the Company’s annual report on Form 10-K for the year ended December 31, 2006, filed with the Commission on March 20, 2007 and the Company’s quarterly reports on Form 10-Q date filed with the Commission after such date. We do not undertake any duty to update any forward-looking statement.